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Exhibit 99.2: Press Release


CHELL GROUP SETTLES SUBSIDIARY LOGICORP'S REBATE ISSUES

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Monday February 3, 2003,

NEW YORK, NEW YORK, February 3, 2003: CHELL GROUP CORPORATION (the "Company"), a technology holding company in business to acquire and grow undervalued technology companies, announced today that it had concluded its investigation into the receipt of improper rebates from the resale of computer equipment by its subsidiary Logicorp Data Systems Ltd. previously announced on October 30, 2002.The Company has determined that the incidents were the results of an isolated matter. On December 17, 2002 the Company entered into a settlement agreement with the computer equipment vendor and it now believes that normal business relations have been restored. As a result of the settlement, the Company expects to take a charge in its fiscal year end for 2002 of $840,000. The Company also announced that the original purchase price for Logicorp is being reduced in excess of 20%.

About Chell Group Corporation:

Chell Group Corporation is a technology holding company in business to acquire and grow undervalued technology companies. Chell Group's portfolio includes Logicorp http://www.logicorp.ca, NTN Interactive Network Inc. http://www.ntnc.com, GalaVu Entertainment Network Inc. http://www.galavu.com, Engyro Inc. (investment subsidiary) http://www.engyro.com and cDemo Inc. (investment subsidiary) http://www.cdemo.com. For more information on the Chell Group, visit http://www.chell.com.


Forward-looking statements and comments in this press release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Certain statements, which describe Chell Group Corporation's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the acceptance of Internet based application service providers in the consumer market, the impact of rapid technological and market change, general industry and market conditions and growth rates.



Contact:
                  Chell Group Corporation
                  Ron Matthews Director, Investor Relations
                  Direct: (403) 567-0855 ; e-mail rmatthews@chell.com


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